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                                                                   EXHIBIT 10.4



                         CANDLEWOOD HOTEL COMPANY, L.L.C.


                              DEVELOPMENT AGREEMENT



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                        CANDLEWOOD HOTEL COMPANY, L.L.C.

                              DEVELOPMENT AGREEMENT


                                TABLE OF CONTENTS

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                                                                                                              Page No.
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
Recitals .....................................................................................................    1

Article  1        Grant of Options............................................................................    1
Article  2        Development Fee; Franchise Application Fees.................................................    3
Article  3        Development Schedule and Manner of Exercising Options.......................................    3
Article  4        Term and Right of First Refusal.............................................................    4
Article  5        Duties of the Parties.......................................................................    5
Article  6        Default.....................................................................................    6
Article  7        Transferability.............................................................................    7
Article  8        Covenants...................................................................................    7
Article  9        Notices.....................................................................................    8
Article 10        Independent Contractor and Indemnification..................................................    8
Article 11        Approvals...................................................................................    9
Article 12        Non-Waiver..................................................................................    9
Article 13        Severability and Construction...............................................................   10
Article 14        Entire Agreement - Applicable Law...........................................................   10
Article 15        Remedies and Disputes.......................................................................   11
Article 16        Developer Acknowledgments...................................................................   13

Guaranty......................................................................................................   15
Attachment A      Assigned Area ..............................................................................  A-1
Attachment B      Development Sch dule .......................................................................  B-1
Attachment C      Franchise Application.......................................................................  C-1
Attachment D      Franchise Agreement ........................................................................  D-1



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                        CANDLEWOOD HOTEL COMPANY, L.L.C.

                              DEVELOPMENT AGREEMENT

         THIS DEVELOPMENT AGREEMENT (the or this "Agreement") made and entered into at Wichita, Kansas this 11 day of JUNE, 1996, by and between CANDLEWOOD HOTEL COMPANY, L.L.C., a Delaware limited liability company (hereinafter referred to as "CHC"), and Studio West Hotel Development Company, L.L.C. (hereinafter referred to as "Developer"), whose principal business address is 101 Larkspur Landing, Suite 318, Larkspur, California 94939.



                                    RECITALS

         A. CHC has developed and owns a concept and distinctive system (hereinafter, the "System") for the design, establishment, and operation of hotels under the name "Candlewood Hotel" and "Candlewood/A Studio Hotel" (such names and any other trade names, service marks, trademarks, logos, emblems, or other indication of origin as are now or hereafter designated by CHC as part of the System are hereinafter referred to as the "Proprietary Marks").

         B. Developer wishes to obtain certain options for the development of Candlewood Hotels in the area described in this Agreement.

         C. CHC is relying upon the business skill, financial capacity, and character of Developer and its principals, and the guarantee by the principals of Developer's obligations, if applicable, as attached to this Agreement.


         NOW, THEREFORE, in consideration of the foregoing and of the promises contained herein, the parties agree as follows:


ARTICLE 1.        GRANT OF OPTIONS.

         A. CHC hereby grants to Developer, pursuant to the terms and conditions of this Agreement, options to obtain franchises to establish and operate _______ Candlewood Hotels (the "Hotels") under the System within the area described in Attachment A to this Agreement (hereinafter "Assigned Area").


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         B. Except as otherwise provided in this Agreement, CHC shall not establish, nor franchise another to establish, any Candlewood Hotel under the System (a "System Hotel") in the Assigned Area prior to the earlier of the expiration of the development schedule set forth in Attachment B hereto (the "Development Schedule") or Developer's default under this Agreement.

         C. If at anytime prior to the earlier of the expiration of the Development Schedule or Developer's default under this Agreement, CHC acquires any hotels in the Assigned Area which it desires to convert to System Hotels (hereinafter, whether one or more, "Conversion Hotels"), CHC shall provide written notice to Developer within a reasonable time of its intent to convert the Conversion Hotels into System Hotels. Such notice shall provide Developer with a right of first refusal to acquire such Conversion Hotels from CHC on the terms provided below if the sale by CHC of such hotels to Developer is allowed by applicable law. Subject to the foregoing, Developer shall have the right and option, exercisable within 30 days after receipt of such written notification, to provide written notice to CHC that Developer desires to purchase the Conversion Hotels and to convert all of such hotels to Hotels under the System. In the event Developer elects to purchase and convert the Conversion Hotels, Developer must close on such purchase and execute a Franchise Agreement in the form attached hereto as Attachment D (which shall require payment of the initial franchise fee) within 60 days from the date of notice to CHC of Developer's election to purchase and convert. The purchase price to be paid by Developer for the Conversion Hotels shall be the cash equivalent of the fair value to CHC for each of the Conversion Hotels, as determined by an independent appraiser selected and retained by CHC in CHC's sole discretion. In the event Developer does not elect to purchase and convert the Conversion Hotels as provided in this Paragraph, Developer shall have no further right or option to acquire such Conversion Hotels, and CHC may sell such Conversion Hotels to another franchisee under the System or Franchisor or its affiliates may own and operate the Conversion Hotels under the System.

         D. Notwithstanding Paragraph B and Paragraph C of this Article, Developer acknowledges and agrees that CHC's members and the subsidiaries and affiliates, shareholders, and owners of CHC and its members including without limitation Doubletree Corporation, a Delaware corporation, and its affiliates (hereinafter, the "Affiliated Companies") have and retain the right to develop, acquire, participate in, and operate and license others to develop, acquire, participate in, and operate hotels, lodging facilities, or other business operations of any type whatsoever, including locations within the Assigned Area and locations adjacent, adjoining, or proximate to the Assigned Area, including, without limitation, hotels using any of the Proprietary Marks or any other trade name including, but not limited to, any of the following specific trade names:
Doubletree, Doubletree Guest Suites, Club Hotels by Doubletree, Residence Inn by Marriott, and The Residence Inn. Notwithstanding anything to the contrary in the foregoing CHC may operate within the Assigned Area any hotel, motel, or other business that provides lodging accommodations on a daily-stay basis with kitchen facilities and limited (not on a daily basis) maid service at a moderate to economy price when an option has been declined by Developer under Paragraph C of


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Article 1 or Paragraph B of Article 4, or as otherwise provided in this
Agreement. Developer also agrees that CHC and the Affiliated Companies are not restricted from using the System or engaging in or licensing any business activity including System Hotels or other hotels at any location not within the Assigned Area. Developer understands that such business operations may compete with and adversely affect the operation of any Hotels developed by Developer pursuant to this Agreement. Developer agrees that CHC and the Affiliated Companies may exercise any and all such rights from time to time without notice to Developer and Developer covenants that it shall not take any action, including a cause of action in a court of law or equity, which may interfere with the exercise of such rights by either CHC or any of the Affiliated Companies.


ARTICLE 2.        DEVELOPMENT FEE; FRANCHISE APPLICATION FEES.

         In consideration of the development rights granted herein, Developer shall pay to CHC upon execution of this Agreement a development fee of $1.00. For each Hotel developed pursuant to this Agreement, Developer shall pay by certified check a franchise application fee equal to the greater of (a) $40,000 or (b) $400 times the number of rooms of the Hotel as specified in the Franchise Application for the Hotel. Upon payment by Developer of the franchise application fee upon submission of the Franchise Application, the initial franchise fee for the Hotel set forth in Section 4.1.A of the Franchise Agreement shall be deemed paid in full, unless the number of rooms of the Hotel specified in Exhibit A to the Franchise Agreement exceeds the number of rooms of the Hotel specified in the Franchise Application for the Hotel, and in such case, the balance of the initial franchise fee shall be paid to CHC by Developer contemporaneously with Developer's execution and delivery of the Franchise Agreement for the Hotel.


ARTICLE 3.        DEVELOPMENT SCHEDULE AND MANNER OF EXERCISING OPTIONS.

         A. Developer shall exercise each development option granted hereunder in the manner specified in Paragraph B below. Recognizing that time is of the essence, Developer agrees to exercise its options in accordance with the Development Schedule set forth in Attachment B hereto. Any failure by Developer to exercise any option within the time specified for such option in the Development Schedule shall constitute a material default under this Agreement allowing CHC to terminate this Agreement under Article 6 and to exercise the remedies for default described in Article 6.C, but CHC shall not have a right of action against Developer for money damages for failure to exercise options to develop Hotels in compliance with the times established in the Development Schedule.

         B. To exercise a development option for a site in the Assigned Area, Developer shall submit to CHC for its approval a Franchise Application, in the form attached hereto as Attachment



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C, together with a market feasibility study for the site as described in the
Franchise Application, and such other information or materials as CHC may reasonably require, including, but not limited to, a copy of a letter of intent or other evidence satisfactory to CHC which confirms Developer's favorable prospects for obtaining the site. The Franchise Application shall also be accompanied by the franchise application fee for the Hotel. CHC shall have 30 days after receipt of the Franchise Application and all other such information and materials required by CHC to approve or disapprove the Franchise Application for any reason. If CHC rejects the Franchise Application, CHC shall retain $5,000 of the franchise application fee to compensate CHC for its administrative and other expenses in reviewing the Franchise Application, and shall return the balance of the franchise application fee to Developer and Developer shall have 90 days to submit and obtain approval of another Franchise Application for the exercise of that option. If a second Franchise Application is submitted, it will be subject to the same terms and conditions stated above, including payment of the full Franchise Application Fee, and will be approved or disapproved under the same terms and conditions described above. Franchisor shall have no obligation to consider more than two Franchise Applications for any hotel required by the development schedule. No extensions under this Paragraph shall extend any other time periods specified in the Development Schedule for the exercise of options by Developer. Within ten days of obtaining CHC's approval of the Franchise Application, Developer shall provide CHC an originally executed Franchise Agreement in the form of Attachment D hereto for the site approved in the Franchise Application. Developer acknowledges that CHC's approval of the Franchise Application and the site does not in any way guarantee that the site will become a profitable Hotel. Developer expressly acknowledges that CHC's approval of the Franchise Application and the site shall not be deemed to be or construed as a warranty or guarantee, express or implied, as to the potential volume, profits, or success of the Hotel to be located on the site.

         C. CHC agrees that the personal guaranty referenced in Recital C is not applicable to this Agreement so long as Developer submits to CHC with each Franchise Application satisfactory evidence that Developer has received equity capital contributions of at least $2 million dollars for each Hotel for which a Franchise Application is submitted or has irrevocable commitments for contributions of that amount in installments due to be paid in full not later than completion of construction of such Hotel. This requirement shall terminate when Developer has submitted evidence satisfactory to CHC that Franchisee has received cash or cash-equivalent, non-refundable, equity capital contributions totaling $15 million. If Developer does not maintain compliance with the capital requirements stated in this paragraph, Franchisor will not be obligated to consider any further Franchise Applications unless Developer submits a Guaranty in the form included in the Candlewood Uniform Franchise Offering Circular dated April 29, 1996, executed and delivered by Karl K. Hoagland, III and Peter B. Mulligan. This paragraph does not release Mr. Hoagland and Mr. Mulligan from being required to sign a Covenant Agreement upon request pursuant to Section 11.7 of the Candlewood Franchise Agreement.



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         D. CHC has under purchase contract a proposed Hotel site in Hillsboro,
Oregon (the Hillsboro Property), which is within Developer's Assigned Area. Developer shall have the option to purchase the Hillsboro Property on the terms stated herein. If Developer fails to purchase the Hillsboro Property, the Candlewood Hotel at this location will be excluded from, and may be developed and operated without violating, Developer's rights in the Assigned Area under the Development Agreement.

         The terms of purchase of the Hillsboro, Oregon Property shall be as follows:

         (1) Closing shall occur on or before the close of business on July 15, 1996.

         (2) The consideration for the purchase shall consist of (a) reimbursing CHC for every item of expense incurred in acquiring the property for hotel development, including all purchase money, title costs, attorneys fees, recording fees, permits, architects, engineers, environmental, and other expenses directly related to the development and construction of the Hotel (including time and compensation of CHC employees in connection with the Hillsboro Property determined by multiplying the hourly cost to CHC of the employees, compensation and benefits times the hours spent in connection with the Hillsboro Property, plus interest at the rate of 10% per annum from the date of CHC's expenditures through the closing date of sale to Developer), and
(b) assuming sole liability for all obligations due or to become due under any outstanding contracts relating to acquisition and construction of the Hotel on the Hillsboro Property, including professional contracts, construction contracts, and other types of agreements customarily associated with such a real estate development and construction project. Developer shall have the right, prior to and as a condition of, its obligation to close, to conduct such inspections of the Hillsboro Property as it deems appropriate, and to review all contracts and records of CHC pertaining the Hillsboro Property.

         (3) Conveyance of the Hillsboro Property from CHC to Developer shall be by nonrecourse assignment of its rights under the purchase contract and/or by quitclaim deed. CHC will make no representations or warranties of any nature, it being understood that Developer will assume the same rights and liabilities with respect to the Hillsboro Property as if it had been the contracting party and/or real estate owner continuously from the date that CHC acquired any right or title in the Hillsboro Property.

ARTICLE 4.        TERM AND RIGHT OF FIRST REFUSAL.

         A. Unless sooner terminated in accordance with the terms of this Agreement, the term of this Agreement and all rights granted hereunder (except for the right of first refusal provided in Paragraph B of this Article) shall expire on the date of CHC's acceptance and execution of a



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Franchise Agreement for the last of the Hotels to be established pursuant to the Development Schedule.

         B. If at any time within 5 years following the expiration of the Development Schedule, CHC determines that it is desirable to establish additional Hotels under the System in the Assigned Area, and provided that Developer has opened all of the Hotels described in the Development Schedule and is then in compliance with all terms and conditions of all Franchise Agreements between Developer and CHC, Developer shall have a right of first refusal to purchase the options to establish such additional Hotels upon CHC's then-current terms and conditions. In that event, CHC shall submit to Developer a development agreement offering such options, which agreement shall supersede in all respects this Agreement, and Developer shall have 30 days after receipt to execute and return the agreement to CHC. In the event that Developer does not exercise this right of first refusal, CHC may thereafter elect to establish additional Hotels itself or grant options to others to do so in the Assigned Area.

         C. In addition to the number of Hotels included in the Development Schedule, Developer may develop additional Hotels in the Assigned Area by submitting applications, paying franchise fees, obtaining approvals, and executing Franchise Agreements for additional Hotels in the manner provided in
Article 3 of the Development Agreement. The Development Schedule shall not be deemed to have expired for purposes of the territorial protection provided in
Article 1 of the Development Agreement so long as Developer exercises an option for at least one additional Hotel in the Territory in the manner provided in
Article 3 of the Development Agreement every six months after the expiration of the initial Development Schedule.

         Notwithstanding the time limitations stated in Articles 1.C and 4.B of the Development Agreement, Developer shall continue to have first refusal rights on all Conversion Hotels and additional Hotels in Developer's Assigned Area for a period of five years after Developer has been offered and has declined to exercise first refusal rights for an additional Hotel on three (3) occasions (each being an "Occasion"). An Occasion may occur only once per six-month period and only in a period when Developer has not exercised an option for an additional Hotel. An Occasion shall not be deemed to have occurred unless CHC or its designee in fact develops such additional Hotel. In addition to the first refusal procedures provided in Article 4.B of the Development Agreement, CHC agrees that the offer of first refusal rights must include reasonably specific identification of the location of the proposed additional Hotel, together with evidence that real estate is available for acquisition by sale or lease for the additional Hotel. Developer will have sixty
(60) days in which to execute a Franchise Agreement for the additional Hotel.

         The parties further agree that the option price to Developer under
Article 1.C for the purchase of Conversion Hotels acquired by CHC as a single hotel with readily determinable cost, or a group of hotels with a readily determinable cost all within Developer's territory, shall be

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CHC's cost plus interest at 10% per annum from the date CHC incurred such costs until the closing date of developer's purchase of such Conversion Hotel or Hotels.

ARTICLE 5.        DUTIES OF THE PARTIES.

         A.       CHC shall furnish to Developer the following:

                  1. A Development Manual, on loan, setting forth site selection guidelines, and containing a set of prototype plans and specifications (not for construction) for a System Hotel.

                  2. On-site evaluation as CHC deems advisable in response to Developer's request for site approval; provided, however, the CHC shall not provide on-site evaluation for any proposed site prior to its receipt from Developer of a market feasibility study for such site prepared by Developer pursuant to Paragraph B of Article 3 of this Agreement.

         B.       Developer accepts the following obligations:

                  1. Developer shall comply with all terms and conditions set forth in this Agreement.

                  2. Developer shall at all times preserve in confidence the Development Manual and any and all materials and information furnished or disclosed to Developer by CHC and designated by CHC as confidential, and Developer shall disclose such information or materials only to such of its employees or agents who must have access to it in connection with their employment. Developer shall not at any time, without CHC's prior written consent, copy, duplicate, record, or otherwise reproduce the Development Manual or other materials or information, in whole or in part, nor otherwise make the same available to any unauthorized person.

                  3. Developer shall comply with all requirements of federal, state, and local laws, rules, ordinances, and regulations.

                  4. Developer shall comply with all terms and conditions set forth in any Franchise Agreement, and any other related agreement or instrument entered into by Developer in connection with any Hotel.



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ARTICLE 6.        DEFAULT.

         A. The options and territorial rights granted to Developer in this Agreement have been granted in reliance on Developer's representations and assurances, among others, that the Development Schedule set forth in Attachment B to this Development Agreement will be met by Developer in a timely manner.

         B. Developer shall be deemed in default under this Agreement, and all rights granted herein shall automatically terminate without notice, if Developer is adjudicated a bankrupt, becomes insolvent, suffers temporary or permanent count-appointed receivership of substantially all of Developer's property, makes a general assignment for the benefit of creditors or suffers the filing of a voluntary or involuntary bankruptcy petition which is not dismissed within 90 days after filing.

         C. If Developer fails to comply with (i) the Development Schedule, (ii) any terms and conditions of any Franchise Agreement, (iii) any other terms and conditions of this Agreement, (iv) or any other agreement between Developer and CHC or the Affiliated Companies, such action shall constitute a default under this Agreement. Upon such default, CHC, in its discretion, may, without giving Developer prior notice or the right to cure any such default, do any one or more of the following:

                  1. Terminate this Agreement and all rights granted hereunder without affording Developer any opportunity to cure the default, effective immediately upon Developer's receipt of written notice from CHC;

                  2. Reduce the number of options granted Developer in Article 1 of this Agreement;

                  3. Reduce the territory described in Article 1 of this Agreement;

                  4. Terminate the territorial exclusivity granted Developer in
         Article 1 of this Agreement.

         D. Upon termination of this Agreement by Developer's default, all remaining options shall be null and void. Developer shall have no right to establish or operate any Hotel for which a Franchise Agreement has not been executed by CHC. Default under this Development Agreement shall not constitute a default under any existing Franchise Agreement between the parties hereto.

         E. No right or remedy herein conferred upon or reserved to CHC is exclusive of any other right or remedy provided or permitted by law or equity.



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ARTICLE 7.        TRANSFERABILITY.

         A. CHC shall have the right to transfer all or any part of its rights or obligations herein to any person or legal entity.

         B. Developer understands and acknowledges that the rights and duties set forth in this Agreement are personal to Developer and are granted in reliance upon the personal qualifications of Developer. Developer has represented to CHC that Developer is entering into this Agreement with the intention of complying with its terms and conditions and not for the purpose of resale of the developmental rights hereunder. Neither Developer nor any partner, member, or shareholder thereof shall, without CHC's prior written consent (which consent shall not be unreasonably withheld), directly or indirectly, sell, assign, transfer, convey, give away, pledge, mortgage, or otherwise encumber any interest in this Agreement or in Developer. Any such proposed assignment occurring by operation of law or otherwise, including any assignment by the trustee in bankruptcy, without CHC's prior written consent (which consent shall not be unreasonably withheld) shall be a material default of this Agreement. CHC's consent to a transfer of any interest in this Agreement or in Developer shall be subject to the terms and conditions set forth in Article 13 of the Franchise Agreement (Attachment C hereto); provided, however, if a proposed transfer hereunder would trigger the requirements of Section 13.2 of the Franchise Agreement, the transferee, in lieu of complying with subsections F through I of Section 13.2 of the Franchise Agreement, shall execute this Agreement and any ancillary agreements and pay to CHC a transfer fee of $5,000. Notwithstanding any provision to the contrary contained in this Article, Developer may transfer not more than an aggregate of 25% of the outstanding voting shares or ownership interest of a Developer operating as a corporation, partnership, or limited liability company to employees of Developer who are actively engaged in Developer's Hotel operations, if such transfers, alone or together with other previous, simultaneous, or proposed transfers, do not have the effect of transferring a controlling interest (as reasonably determined by CHC) in the Developer. The ownership of such shares or ownership interest by such employees will be subject to all of the terms and conditions set forth in this Agreement and the Franchise Agreement, including, without limitation, Articles 11 and 13 of the Franchise Agreement. Developer shall provide CHC with written notice of any such proposed transfer and all pertinent information regarding the same not later than 30 days prior to the proposed date of transfer.

         C. Notwithstanding the provisions of Article 7.B of the Development Agreement and the provisions of the Franchise Agreement referred to therein, the parties agree that equity ownership interests in Developer owned by passive investors may be transferred in amounts not exceeding 10% of the outstanding equity interests in Developer without prior notice to or approval from CHC. For purposes of this Agreement, "passive investor" shall mean any natural or legal person who (a) owns in the aggregate not more than 10% of the outstanding equity interests in

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
Developer; (b) is not engaged directly, or indirectly through agents or employees, in management or operations of the Developer as an officer, director, manager, general partner, employee, consultant, or other similar or analogous capacity; (c) has no agreements or understandings of any nature, directly, or indirectly, to act in concert with any other person to participate in management or act in concert in the purchase or sale or voting of equity interests in Developer; and (d) is not related by blood or adoption to any nonpassive investor or officer, director or manager of Developer as a parent, child, grandparent, grandchild, brother or sister or by marriage to any person of such degree of kinship. Notwithstanding this paragraph, Developer agrees to provide to CHC at any reasonable time upon CHC's request the names, addresses, and ownership interests of Developer's equity owners, and CHC shall have the right to inspect Developer's stock ledgers or other ownership records at any reasonable time upon request. Passive investors shall not be required to sign CHC Covenant Agreements, provided, however, that their participation in any business that would be prohibited by a CHC Covenant Agreement shall be limited to activities that would satisfy the definition of "Passive Investor" as stated above.

         D. Developer agrees that it will not make a public offering of securities unless and until (a) CHC has first made a public offering of its securities or three years after the date of this Agreement, whichever is sooner, and (b) Franchisee has opened and is operating at least five Candlewood Hotels, and CHC agrees that it will not unreasonably withhold its consent to a public offering by Developer at any time after these conditions are satisfied.


ARTICLE 8.        COVENANTS.

         Developer covenants that, except as otherwise approved in writing by CHC, Developer shall not do or engage in any act prohibited by Article 11 of the Franchise Agreement (Attachment D). Developer further covenants that during the term of this Agreement Developer shall not compete, or be associated, directly or indirectly as an owner, shareholder, officer, director, employee, consultant, manager, or otherwise, in any business in competition with the System, and, for a period of two years after any transfer or termination of this Agreement for any reason, Developer shall not compete, or be associated, directly or indirectly as an owner, shareholder, officer, director, employee, consultant, manager, or otherwise, in any hotel, motel, or any other business, that provides lodging accommodations on a daily-stay basis with kitchen facilities and limited (not on a daily basis) maid service at a moderate to economy price, anywhere in the world, which shall expressly include, but shall not be limited to, the United States of America and all its territories and possessions, and all other countries in North America. Unless the context otherwise requires, the term "Developer" as used in this Article shall include, individually and collectively, all partners, officers, directors, and managers of Developer and holders, directly or indirectly (and any partners, officers or directors of any such holder), of five percent or more of the beneficial interest in Developer.





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ARTICLE 9.        NOTICES.

         Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered or mailed by certified mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

         Notices to CHC:                    Candlewood Hotel Company, L.L.C.
                                            9342 East Central
                                            Wichita, Kansas 67206
                                            Attn:  Franchise Department


         Notices to Developer:              Studio West Hotel Development
                                            Company, L.L.C.
                                            101 Larkspur Landing
                                            Suite 318
                                            Larkspur, California 94939

                                            Attn: Karl K. Hoagland, III


         Any notice by certified mail shall be deemed to have been given at the date and time of mailing.


ARTICLE 10.       INDEPENDENT CONTRACTOR AND INDEMNIFICATION.


         A. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that nothing in this Development Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever. Each party to this Agreement is an independent contractor, and neither shall be responsible for the obligations, debts, or liabilities incurred by the other.

         B. Developer shall hold itself out to the public to be an independent contractor operating pursuant to this Agreement. Developer agrees to take such reasonable actions as shall be necessary to that end.

         C. Developer understands and agrees that nothing in this Development Agreement authorizes Developer to make any contract, agreement, warranty or representation on CHC's behalf, or to incur any debt or other obligation in CHC's name; and that CHC assumes no liability for, nor shall be deemed liable by reason of, any act or omission of Developer in Developer's


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
conduct under this Development Agreement, or any claim or judgment arising therefrom. Developer shall indemnify and hold CHC and the Affiliated Companies and CHC's and the Affiliated Companies' officers, directors, employees, shareholders, owners, managers, agents, representatives, and affiliates harmless against any and all such claims directly or indirectly from, as a result of, or in connection with Developer's operations hereunder, as well as the costs, including attorneys' fees, of defending against them.


ARTICLE 11.       APPROVALS.

         A. Whenever this Development Agreement requires the prior approval or consent of CHC, Developer shall make a timely written request to CHC therefor; and, except as otherwise provided herein, any approval or consent granted shall be in writing.

         B. CHC makes no warranties or guarantees upon which Developer may rely and assumes no liability or obligation to Developer or any third party to which it would not otherwise be subject, by providing any waiver, approval, advice, consent, or services to Developer in connection with this Development Agreement, or by reason of any neglect, delay, or denial of any request therefor.


ARTICLE 12.       NON-WAIVER.

         No failure of CHC to exercise any power reserved to it in this Agreement or to insist upon compliance by Developer with any obligation or condition in this Development Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of CHC's rights to demand exact compliance with the terms of this Agreement. Waiver by CHC of any particular default shall not affect or impair CHC's right in respect to any subsequent default of the same or of a different nature, nor shall any delay, forbearance, or omission of CHC to exercise any power or right arising out of any breach or default by Developer of any of the terms, provisions, or covenants of this Agreement, affect or impair CHC's rights, nor shall such constitute a waiver by CHC of any rights hereunder or rights to declare any subsequent breach or default.


ARTICLE 13.       SEVERABILITY AND CONSTRUCTION.

         A. Should any one or more parts of this Agreement be declared invalid for any reason by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portions of the Agreement, which shall remain in full force and effect as if the Agreement had been executed without such invalid parts, except to the extent the absence of the provisions invalidated would frustrate or make it impossible to achieve the purposes for which the Agreement was made. Should the requirements of any applicable law or regulation change or modify the terms of this Agreement or conflict with its provisions, such change or modification shall not be applicable to this Agreement unless such change is lawfully mandated by the authority making the same, in which case only the provisions affected by such law or regulation shall be affected, and the Agreement shall otherwise remain in full force and effect, as modified to be consistent with such law or regulation.

         B. Nothing in this Agreement shall confer upon any person or legal entity other than CHC or Developer and such of their respective successors and assigns as may be contemplated by Article 7 of this Agreement, any rights or remedies under or by reason of this Agreement.

         C. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof. Time is of the essence of this Agreement in all respects.

         D. All references herein to gender and number shall be construed to include such other gender and number as the context may require, and all acknowledgments, promises, covenants, agreements and obligations herein made or undertaken by Developer shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of Developer.

         E. This Agreement may be executed in several parts, and each copy so executed shall be deemed an original.


ARTICLE 14.       ENTIRE AGREEMENT - APPLICABLE LAW.

         This Agreement, the documents referred to herein, and the Attachments attached hereto constitute the entire, full, and complete agreement between CHC and Developer concerning the subject matter hereof and supersede any and all prior agreements. No amendment, change, or variance from this Agreement shall be binding on either party unless executed in writing. This Agreement shall be governed by the laws of the State of Kansas.


ARTICLE 15.       REMEDIES AND DISPUTES.

         A. Developer and CHC agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void), the dealings or relationship between Developer and CHC, or Developer's development of any Hotel ("Disputes") to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect. Demand for mediation shall be made within a reasonable time, not to exceed thirty (30) days, after cessation of negotiations between Developer and CHC.

                  1. Mediation shall be private, voluntary, and nonbinding. Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator. The mediator shall be neutral and impartial. The mediator's fees shall be shared equally by the parties. The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters.

                  2. Unless the parties agree otherwise, the entire mediation process shall be confidential and without prejudice. The parties and the mediator shall not disclose any information, documents, statements, positions, or terms of settlement. Nothing said or done or provided by the parties in the course of mediation shall be reported or recorded or, except as ordered by a court of competent jurisdiction, placed in any legal proceeding or construed for any purpose as an admission against interest. Nevertheless, evidence otherwise discoverable or admissible is not excluded from discovery or admission as a result of its use in mediation.

If a Dispute cannot be resolved through mediation, the parties agree to submit the Dispute to arbitration, subject to the terms and conditions of this Article.

         B. Subject to Paragraph A of this Article, all Disputes between Developer and CHC will be submitted for binding arbitration to the American Arbitration Association on demand of either party. Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. All matters relating to arbitration will be governed by the federal Arbitration Act (9 U.S.C. Sections 1 et.seq.) and not by any state arbitration law.

                  1. The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys' fees and costs, provided that the arbitrator will not have the right to declare any of CHC's proprietary marks, generic or otherwise, invalid or to award exemplary or punitive damages. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.

                  2. Developer and CHC agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law. Developer and CHC further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

                  3. Developer and CHC agree that arbitration will be conducted on an individual, not a class-wide, basis, and that an arbitration proceeding between Developer and CHC may not be consolidated with any other arbitration proceeding involving Developer or CHC and another party.

         C. Notwithstanding anything to the contrary contained in this Article, Developer and CHC each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that Developer and CHC must contemporaneously submit the Dispute for non-binding mediation under Paragraph A of this Article and then for arbitration under Paragraph B of this Article on the merits as provided herein if such Dispute cannot be resolved through mediation. Developer acknowledges that a proper case to obtain temporary restraining orders and temporary or permanent injunctive relief from a court of competent jurisdiction contemporaneously with submitting the Dispute to mediation and then to arbitration shall include, but not be limited to, the following:

                  1. Any Dispute involving actual or threatened disclosure or misuse of the contents of the Development Manual or any other confidential information or trade secrets of CHC;

                  2. Any Dispute involving the ownership, validity, use of, or right to use or license CHC's marks;

                  3. Any action by CHC to enforce the covenants set forth in
         Article 7 and Article 8 of the Agreement; and

                  4. Any action by CHC to stop or prevent any threat or danger to public health or safety resulting from the construction of a Hotel.

The provisions of Paragraphs A and B of this Article are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

         D. In the event that Developer commences any action against CHC with respect to any Dispute, such action shall be brought only in a federal or state court sitting within Sedgwick County, Kansas. Developer consents to the exercise of jurisdiction by courts within Sedgwick County, Kansas over any claims or counterclaims against Developer.

         E. In the event CHC incurs legal fees or costs or other expenses to enforce any obligation of Developer under this Agreement, or to defend against any claim, demand, action or proceeding by reason of Developer's failure to perform or observe any obligation imposed upon Developer by this Agreement, then CHC shall be entitled to recover from Developer the amount of all legal fees, costs and expenses, including reasonable attorneys' fees, whether incurred prior to, in preparation for, or contemplation of the filing of any claim, demand, action, or proceeding or in connection with the prosecution or defense thereof.

         F. Nothing contained in this Article shall bar CHC's right to obtain injunctive relief against threatened conduct that will cause it loss or damage, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.


ARTICLE 16.       DEVELOPER ACKNOWLEDGMENTS.

         A. Developer acknowledges that the success of the business venture contemplated by this Agreement involves substantial business risks and will be largely dependent upon the ability of Developer as an independent business person. CHC expressly disclaims the making of, and Developer acknowledges Developer has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

         B. Developer acknowledges that Developer received a copy of this Agreement, the attachments thereto, if any, and agreements relating thereto, if any at least five business days prior to the date this Agreement was executed; and that CHC has accorded Developer ample time and opportunity to consult with advisors of Developer's own choosing about the potential benefits and risks of entering into this Agreement. Developer further acknowledged that Developer has received a copy of CHC's franchise offering disclosure document required by the trade regulation rule of the Federal Trade Commission at least ten business days prior to the date this Agreement was executed.

         C. The parties acknowledge that Developer has indicated that it may wish to apply for a second Development Agreement for an additional Assigned Area ant that CHC has indicated that it would consider such application when and if made. Such statements are nonbinding expressions of present intent, and CHC has no obligation to reserve territory for Developer, except for the Assigned Area designated in this Agreement, and may reserve any other area for itself or grant franchise rights to others in any other area without obligation to Developer.

         IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Agreement as of the day and year first above written.

                                          CANDLEWOOD HOTEL COMPANY, L.L.C.


DATED:                                    By:   /s/ JACK P. DeBOER
                                              ---------------------------------
                                                    Jack P. DeBoer
                                          Its: President and Chairman

                                                           "CHC"


                                          STUDIO WEST HOTEL DEVELOPMENT
                                            COMPANY, L.L.C.

                                          By  /s/ KARL K. HOAGLAND III
                                             ----------------------------------
                                                  Karl K. Hoagland III
                                          Its: Chairman and CEO

                                          By  /s/ PETER B. MULLIGAN
                                             ----------------------------------
                                                  Peter B. Mulligan
                                          Its: President and COO

                                                        "Developer"